                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                     S-E-B LIFE INSURANCE COMPANY (U.S.A.)

     Pursuant to the authority of A.R.S. ss 10-1006, the Articles of Incorporation for S-E-B Life Insurance Company (U.S.A.) are amended as follows:

1.   ARTICLE I is amended in its entirety as follows:

     Name: The name of the corporation is changed to SEB Trygg Life (USA)
           Assurance Company Limited.

2. Each and every other article of the Articles of Incorporation shall be unchanged and remain in full force and effect.

3.   The Board of Directors approved the amendment on July 1, 1999.

4.   Shareholders unanimously approved the amendment on July 1, 1999 as follows:

          Authorized          Outstanding         Amendment
            Shares              Shares            For    Against
            10,000               300              300      -0-

Dated: July 1, 1999                S-E-B LIFE INSURANCE COMPANY (U.S.A.)
                                   hereafter referred to as:

                                   SEB TRYGG LIFE (USA) ASSURANCE COMPANY
                                   LIMITED


                                   By: /s/ Per Jacobson
                                       ------------------------------------
                                       Name:
                                       Title: Secretary

Attested to this 1st day of July, 1999:

By: /s/ K.Y. Newcomb
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